Exhibit (g)(2)

EXHIBIT B

to the Custody Agreement

Fund Names

Separate Series of Amplify ETF Trust

Name of Series

Amplify Top 10™ Defense Tech ETF

Amplify Top 10™ Nuclear ETF

Amplify Top 10™ Semiconductors ETF